MAY 25, 2005

PRESS RELEASE

Chairman Rodger W. Platt announced today that the directors of Cortland Bancorp (the Company) voted, at their meeting of May 24, 2005, to declare a quarterly dividend of $0.22 per share. The dividend is payable to shareholders of record as of June 10, 2005, with July 1, 2005 as the date of distribution. The Company presently has approximately 4.2 million shares outstanding.

The Company earned $1.258 million during the first quarter of 2005, an increase of 10.25% from the $1.141 million earned during the first quarter a year ago. Earnings per share increased to $0.30 from the $0.28 earned in the same quarter last year. Total assets stood at $442.1 million on March 31, 2005, an increase of $5.3 million from the $436.8 million total of March 31, 2004.

Core earnings, which exclude the gains on loans sold, investment securities sold or called, and certain other non recurring items, increased by 7.3% in the first quarter of 2005 when compared to the first quarter of 2004. Core earnings for the first quarter were $1.053 million in 2005 as compared to $981,000 in 2004. Core earnings per share were $0.25 in the first quarter of 2005, up from $0.24 in 2004.

The stock trades on the NASDAQ OTC BB under the symbol CLDB.